As filed with the Securities and Exchange Commission on July 19, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MF GLOBAL LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	6200	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(441) 296-1274

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Registered Office)

MF Global Ltd. 2007 Long Term Incentive Plan

MF Global Ltd. Employee Stock Purchase Plan

(Full Title of the Plans)

Howard Schneider, Esq.

717 Fifth Avenue

New York, NY 10022

(212) 589-6200

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

David B. Harms, Esq.

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares, par value $1.00 per share, under the MF Global Ltd. 2007 Long Term Incentive Plan	24,000,000	$30	$720,000,000	$22,104
Common Shares, par value $1.00 per share, under the MF Global Ltd. Employee Stock Purchase Plan (4)	1,200,000	$30	$36,000,000	$1,106
Shareholder Rights (5)

(1)	This Registration Statement also registers resales of common shares that constitute “restricted securities” under Rule 144(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), or that are held by “affiliates” of the Registrant.
(2)	This Registration Statement also relates to an indeterminate number of additional common shares that may be issued pursuant to anti-dilution and adjustment provisions of the plans listed above.
(3)	Estimated solely for the purpose of calculating the registration fee under the Securities Act. The calculation of the registration fee is based upon the per share initial public offering price of $30.
(4)	These shares include common shares that may be issued pursuant to the Rules of the MF Global Ltd. Approved Savings-Related Share Option Plan, a sub-plan of the MF Global Ltd. Employee Stock Purchase Plan.
(5)	Each common share includes one common share purchase right issued pursuant to a Rights Agreement, dated as of July 9, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will provide participants of the MF Global Ltd. 2007 Long Term Incentive Plan, as amended (the “Plan”), and MF Global Ltd. Employee Stock Purchase Plan, as amended (the “ESPP”), upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in each Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to, 717 Fifth Avenue, New York, N.Y. 10022, attention: General Counsel, telephone number (212) 589-6200.

8,132,008 Shares

MF GLOBAL LTD.

COMMON SHARES

In connection with its initial public offering, MF Global Ltd. awarded restricted share units and share options to certain of its employees under the MF Global Ltd. 2007 Long Term Incentive Plan, as amended (the “Plan”). This prospectus relates to up to 8,132,008 common shares, of which up to 3,308,230 shares may be delivered pursuant to the terms of restricted share units and of which up to 4,823,778 shares may be sold pursuant to the exercise of share options.

The common shares may be sold from time to time in one or more transactions on the New York Stock Exchange, at market prices and on terms prevailing at the time of the sale. See “Plan of Distribution”. The common shares are listed on the New York Stock Exchange under the symbol “MF”.

MF Global Ltd. will not receive any of the proceeds from the sale of common shares by the persons who use this prospectus to effect resales of their shares, but will pay all costs, expenses and fees in connection with the registration of the common shares.

Investing in our common shares involves significant risks. See “Risk Factors”, beginning on page 15 of the prospectus, dated July 18, 2007, of MF Global Ltd., which prospectus is treated as part of this prospectus, to read about factors you should consider before buying our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date below.

Prospectus dated July 19, 2007

Page
Available Information.......................................................................................................................................................................	2
Incorporation of Documents by Reference.......................................................................................................................................	2
Selling Shareholders.................................................................................................................................................................................	3
Plan of Distribution...........................................................................................................................................................................	3
Validity of Common Shares..............................................................................................................................................................	4
Experts...............................................................................................................................................................................................	4

AVAILABLE INFORMATION

In connection with its initial public offering, MF Global Ltd. has elected to comply with the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related Securities and Exchange Commission (the “SEC”) rules applicable to domestic U.S. issuers. As a result, following the closing of its initial public offering on July 24, 2007, MF Global Ltd. will file annual, quarterly and current reports, proxy statements and other information with the SEC consistent with the requirements applicable to a domestic U.S. public company for fiscal periods ending after July 24, 2007. You may read and copy any documents filed by us without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC, including our registration statement, are also available to you on the Securities and Exchange Commission’s website www.sec.gov.

Our principal executive offices are located at 717 Fifth Avenue, New York, N.Y. 10022, and our telephone number is (212) 589-6200. We are incorporated in Bermuda and our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date of filing such documents. Any reports filed with the SEC on or after the date of this prospectus and before the date that the offering of the common shares offered through this prospectus is terminated will automatically update and supersede any information contained in this prospectus or incorporated by reference in this prospectus.

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MF Global Ltd. incorporates by reference the following documents or information filed with the SEC:

(1) Amendment No. 3 to the Registration Statement on Form F-1, filed with the SEC on July 6, 2007;

(2) Prospectus, dated July 18, 2007, of MF Global Ltd., filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”);

(3) The description of common shares contained in the Registration Statement on Form 8-A (File No. 001-33590), of MF Global Ltd., filed with the SEC pursuant to Section 12(b) of the Exchange Act on July 13, 2007;

(4) All documents filed by MF Global Ltd. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of this offering.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents (excluding exhibits unless they are specifically incorporated by reference into such documents) referred to above which have been or may be incorporated by reference into this prospectus. You can request such documents from our General Counsel, 717 Fifth Avenue, New York, N.Y. 10022, attention: General Counsel, telephone number (212) 589-6200.

SELLING SHAREHOLDERS

Persons who are delivered common shares pursuant to restricted share units or otherwise under the Plan or acquire common shares pursuant to the exercise of share options issued under the Plan may use this prospectus to effect resales of such shares. These common shares may be deemed to be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. Also, certain of the selling shareholders may be deemed to be “affiliates” of MF Global Ltd. for purposes of Section 2(a)(11) of the Securities Act.

Selling shareholders who hold more than 1,000 common shares that may be resold pursuant to this prospectus will be listed in a supplement to this prospectus. No selling shareholder may sell more than the number of common shares permitted by Rule 144(e) under the Securities Act.

PLAN OF DISTRIBUTION

Common shares acquired pursuant to restricted share units or otherwise under the Plan or upon the exercise of share options may be sold from time to time by the selling shareholders, or by their pledgees, donees, transferees or other successors in interest. Such sales will be made in ordinary brokerage transactions on the New York Stock Exchange, at prices and on terms then prevailing.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sales. Such broker-dealers and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Commissions and discounts, if any, attributable to the sales of the shares will be paid by the shareholders who sell the shares.

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VALIDITY OF COMMON SHARES

The validity of the common shares will be passed upon for MF Global Ltd. by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

The financial statements as of March 31, 2007 and 2006 and for each of the three years in the period ended March 31, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP’s address is 300 Madison Avenue, New York, New York 10017.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this registration statement and made a part hereof:

(1) Prospectus, dated July 18, 2007, of the Registrant filed pursuant to Rule 424(b) under the Securities Act;

(2) The description of common shares, par value $1.00 per share, contained in the Registrant’s Registration Statement on Form 8-A filed on July 13, 2007 (File No. 001-33590) under the Exchange Act, including any amendment or report filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The common shares are registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

The financial statements as of March 31, 2007 and 2006 and for each of the three years in the period ended March 31, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP’s address is 300 Madison Avenue, New York, New York 10017.

Item 6.	Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability

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incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Registrant has adopted provisions in its by-laws that provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Registrant’s by-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Item 7.	Exemption from Registration Claimed.

Of the common shares registered hereunder, 3,308,230 of the common shares that may be delivered pursuant to restricted share units were not registered under the Securities Act because the awards were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

Item 8.	Exhibits.

See the Index to Exhibits attached hereto.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

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(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, United States, on the 18th day of July, 2007.

MF GLOBAL LTD.

By:	/s/ Kevin R. Davis
Name:	Kevin R. Davis
Title:	Chief Executive Officer

By:	/s/ Amy S. Butte
Name:	Amy S. Butte
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin R. Davis and Amy S. Butte, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and the Bermuda Registrar of Companies hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on July 18, 2007.

Signature	Position

/s/ Kevin R. Davis	Chief Executive Officer and Director
Kevin R. Davis

/s/ Alison J. Carnwath	Non-Executive Chairman of the Board of Directors
Alison J. Carnwath

/s/ Christopher J. Smith	Chief Operating Officer, Deputy Chief Executive Officer and Director
Christopher J. Smith

II-1

Signature	Position

/s/ Amy S. Butte	Chief Financial Officer and Director
Amy S. Butte

/s/ Edward L. Goldberg	Director
Edward L. Goldberg

/s/ Christopher Bates	Group Controller
Christopher Bates

/s/ Henri J. Steenkamp	Vice President of Corporate Financial Reporting (Principal Accounting Officer)
Henri J. Steenkamp

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INDEX TO EXHIBITS

Exhibit No.	Description
4.1	MF Global Ltd. 2007 Long Term Incentive Plan.

4.2	MF Global Ltd. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.26 of the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-143395)).

4.3	2007 Sharesave Scheme (incorporated by reference to Exhibit 10.27 of the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-143395)).

4.4	Form of Certificate for Common Shares (incorporated by Reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-143395)).

4.5	Form of Registration Rights Agreement among MF Global Ltd., Man Group plc and Man Group U.K. Ltd. (incorporated by Reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-143395)).

4.6	Form of Rights Agreement between MF Global Ltd. and Computershare Investor Services, as Rights Agent (incorporated by Reference to Exhibit 4.3 of the Registrant’s registration statement on Form F-1 (Reg. No. 333-143395)).

5.1	Opinion of Conyers Dill & Pearman as to the legality of securities being offered hereunder.

10.1	Form of Restricted Share Unit Award Agreement (incorporated by reference to Exhibit 10.25 of the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-143395)).

10.2	Form of Share Option Award Agreement (incorporated by reference to Exhibit 10.24 of the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-143395)).

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included as part of signature page).